PLEDGE AGREEMENT

This Pledge Agreement (“Agreement”), dated September 13, 2005, is by and between JUPITER GLOBAL HOLDINGS, CORP., a Nevada corporation ("Pledgor"), MACRO COMMUNICATIONS, INC. a Georgia corporation (referred to as both "Pledgees" and “Corporation”) and WARREN JACKSON AND BILL JACKSON ("Pledgeholders").

A. Pledgor and Pledgees have entered into an Agreement and Plan of Acquisition of even date with this Agreement (the "Acquisition Agreement") whereby Pledgees have agreed to issue and sell 4,000 shares of common stock (the "Stock") in the Pledgee, to Pledgor, WHICH CONSTITUTES 80% OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION.

B. As consideration under the Acquisition Agreement, Pledgor has agreed to deliver to Pledgees on the closing date as specified in the Acquisition Agreement (the "Closing Date") a Promissory Note in the amount of One Million Nine Hundred and Thirty Thousand Dollars ($1,930,000) (the "Promissory Note").

C. The parties hereto desire to enter into this Agreement to secure the payment of the obligations to Pledgees arising under the Promissory Note, including any interest, charges, expenses, costs, or attorneys fees associated with collection of amounts due under the Promissory Note (the "Obligations").

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

I   TERMS AND CONDITIONS

1.1 PLEDGE. Pledgor assigns and pledges the Stock (the "Collateral")
to Pledgees in order to secure the Obligations.

    (a)The Pledgee will release to the Pledgor 2% or 80 shares of the Collateral for each $38,600.00 USD in payments made by the Pledgor towards the Promissory Note.

(b) The release of the Collateral will be governed by an Escrow Agreement governing the release of the Stock. The Escrow Agreement referred to herein is incorporated by reference as a part of the Acquisition Agreement.

1.2 DEFAULT EVENT. An event of default under this Agreement ("Default Event") shall be deemed to have occurred upon:

    (a)an event of default under the terms of the Promissory Note, including the return of any check delivered at or prior to the Closing Date OR
AT ANY TIME SUBSEQUENT THERETO by Pledgor for insufficient funds;

    (b)if either Pledgor or the Corporation becomes a debtor subject to a proceeding under any chapter of the Bankruptcy Act, or other federal or state insolvency or bankruptcy act, which proceeding is not dismissed within thirty (30) days; has appointed a receiver or trustee to take possession of all or substantially all of its assets, which appointment is not terminated within thirty (30) days; or makes a general assignment for the benefit of its creditors, which assignment is not terminated within thirty (30) days; or

    (c)the breach or violation of any covenant or agreement contained in this Agreement which is not cured within thirty (30) days after written notice is given to Pledgor (the "Cure Period").

Upon the occurrence of a Default Event, the Pledgeholder is directed to deliver the Collateral to the Pledgees unless, within the Cure Period, (a) Pledgeholder is prohibited by order of a court of competent jurisdiction from delivering the Collateral, or (b) unless the Pledgeholder receives written notice from Pledgor stating that Pledgor has commenced an action in court prohibiting the delivery of the Collateral and a copy of the action is included with the notice, and an order is obtained from a court of competent jurisdiction prohibiting the delivery of the Collateral within sixty (60) days from the effective date of that notice. Pledgees' rights with respect to the Collateral are set forth in Article IV.

1.3 TERMINATION OF AGREEMENT. This Agreement shall terminate upon the first to occur of the following:

    (a)The occurrence of a Default Event, in which case the Agreement shall terminate upon satisfaction of the Pledgeholder's obligations set forth in this Agreement; or

    (b)The payment of all Obligations in full and delivery of the Collateral to the Pledgor.

Pledgeholder shall hold the Collateral until the Agreement is terminated. Except as provided in section 1.2, Pledgeholder shall redeliver the Collateral to Pledgor upon termination of this Agreement.

In the event Pledgeholder receives conflicting notices from Pledgor and Pledgees, Pledgeholder may, in Pledgeholder's discretion, refuse to deliver the Collateral and may apply to a court of competent jurisdiction for a determination of the rights of the parties regarding the Collateral.

1.4 DISPUTES CONCERNING DEFAULT EVENTS. In the event Pledgor is notified of a Default Event by Pledgees, Pledgor shall continue making payments under the Promissory Note. In lieu of paying Pledgees directly, Pledgor may, at its option, make payments into an escrow account to be created by Pledgor at an acceptable escrow or trust account for the purpose of holding funds on deposit until final determination of whether a Default Event has in fact occurred. Pledgor waives any rights of offset against amounts that it owes under the Promissory Note or this Agreement.

1.5 IRREVOCABLE STOCK POWER COUPLED WITH AN INTEREST. PLEDGOR AGREES TO SIGN AN IRREVOCABLE STOCK POWER COUPLED WITH AN INTEREST IN THE FORM ATTACHED AS EXHIBIT A (THE “STOCK POWER"). PLEDGEHOLDER WILL RETAIN POSSESSION OF THE STOCK POWER. IN THE EVENT PLEDGEHOLDER IS NOTIFIED BY PLEDGEES OF THE OCCURRENCE OFA DEFAULT EVENT. PLEDGEHOLDER IS AUTHORIZED TO DELIVER THE STOCK POWER TO PLEDGEES.

II DESIGNATION OF PLEDGEHOLDER

Pledgees and Pledgor hereby designate WARREN JACKSON ("Pledgeholder") to
Act as Pledgeholder under the terms of this Agreement. In the event WARREN JACKSON for any reason fails to serve as Pledgeholder, BILL JACKSON shall serve as Pledgeholder or, if she fails to so serve, the Pledgeholder shall be The Corporation

III INSTRUCTIONS TO PLEDGEHOLDER

Pledgees and Pledgor hereby authorize and direct Pledgeholder as follows:

(1)To hold and dispose of the Collateral AND THE STOCK POWER in accordance with the terms of this Agreement, and

(2)To deliver the Collateral AND THE STOCK POWER in accordance with
Article III.

PLEDGEES' RIGHTS

Upon the occurrence of a Default Event, SUBJECT TO ANY RIGHTS TO CURE IN
SECTIONS 1.2(b) AND(c), then Pledgees shall have the right to take possession of and sell or otherwise dispose of the Collateral AND TO EXERCISE THE RIGHTS UNDER THE STOCK POWER.

In addition, Pledgees shall have all rights and remedies accorded under the Nevada Commercial Code. The remedies granted to Pledgees in this Agreement are not exclusive and it is expressly understood that any remedies granted to Pledgees pursuant to this Article are cumulative and in addition to remedies now or hereafter permitted by law.

The parties agree that the Obligations are recourse obligations of Pledgor, and Pledgees are not limited to the Collateral for satisfaction of the Obligations upon the occurrence of a Default Event.

Any right conferred upon Pledgees by this Agreement may be exercised by either of Pledgees acting alone or by Pledgees acting jointly.

V INDEMNIFICATION OF PLEDGEHOLDER

Pledgees and Pledgor, in consideration of Pledgeholder consenting to act hereunder, hereby agree that so long as Pledgeholder acts in accordance with Article III, Pledgeholder shall in no event or circumstances be liable to them, or any of them, for any actions or inaction of Pledgeholder. Pledgees and Pledgor further agree that should Pledgeholder incur any liability to any other person or entity as a result of his actions or inaction as Pledgeholder, Pledgees and Pledgor, jointly and severally, shall indemnify Pledgeholder from any such liability.

VI COVENANTS

VII. LIENS.
Pledgor will not and will not allow Corporation to create, incur, assume or permit to exist any lien upon or with respect to any property or assets of any kind (tangible or intangible) of the Corporation whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Corporation) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC as in effect in any applicable jurisdiction or any other similar notice of lien under any similar recording or notice statute; provided that the provisions of this Section VI shall not prevent the creation, incurrence, assumption or existence of the following (with such liens described below being herein referred to as "Permitted liens"):
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    (a)liens (other than any liens imposed by ERISA or pursuant to any environmental law) for taxes, assessments or governmental charges or levies not yet due or being contested in good faith;

    (b)liens imposed by law securing the charges, claims, demands or levies of landlords, carriers, warehousemen, mechanics, carriers and other like persons which were incurred in the ordinary course of business and which

        (A) do not, individually or in the aggregate, materially detract from the value of the property or assets of the Corporation or materially impair the use thereof in the operation of the business of the Corporation or

        (B)which are being contested in good faith by appropriate proceedings diligently pursued, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such lien;

    (c)liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto)in circumstances not constituting an Event of Default under Section 1.2;

    (d)liens (other than any liens imposed by ERISA or pursuant to any environmental law) not securing debt incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

    (e)liens existing on the Closing Date, in each case without giving effect to any extensions or renewals thereof;

    (f) liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;

    (g) licenses, sublicenses, leases or subleases granted to third persons in the ordinary course of business not interfering in any material respect with the business of the Corporation;

    (h)any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;

    (i)liens created pursuant to one or more capital leases; provided that (A) each such lien serves only to secure the payment of debt arising under the related capital lease and (B) the lien encumbering the asset giving rise to each such capital lease does not encumber any other asset of the Corporation or its parent or any affiliate or subsidiary;

    (j)any purchase money security interest on any capital asset of the Corporation if such purchase money security interest attaches to such capital asset concurrently with the acquisition thereof and if the debt secured by such purchase money security interest does not exceed the lesser of the cost or fair market value as of the time of acquisition of the asset covered thereby; provided that no such purchase money security interest shall extend to or cover any property or asset of the Corporation other than the related asset; and

    (k)any lien arising out of the refinancing, extension, renewal or refunding of any debt of the Corporation secured by any lien permitted by this Section; provided that such debt is not increased and is not secured by any additional assets.

6.2 LIMITATION ON DEBT. Pledgor will not and will not allow the Corporation to incur, create, assume or permit to exist any debt except:

    (a)debt of the Corporation outstanding on the Closing Date, without giving effect to any subsequent extension, renewal or refinancing thereof;

    (b)purchase money debt secured by liens permitted by this Agreement;

    (c)debt of the Corporation under (A) foreign currency exchange agreements entered into to manage foreign currency exchange risks and not for speculative purposes or (B) under raw materials hedging agreements entered into by the Corporation in the ordinary course of business;

    (d)capital lease obligations existing on the Closing Date, and capital lease obligations incurred after the Closing Date, to the extent permitted by this Agreement;

    (e)debt of the Corporation representing a refinancing, replacement or refunding of debt permitted by this Agreement; provided that the aggregate principal amount of such debt outstanding or available and the interest rate per annum payable by the Corporation with respect to such debt will not be increased, and the weighted average remaining life to maturity of such debt will not be decreased by reason of such refinancing, replacement or refunding; and

    (f)debt of the Corporation not otherwise permitted by this Section incurred after the Closing Date in an aggregate principal amount not to exceed $100,000 at any time outstanding; provided that (A) no Default Event shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence, and (B) such debt is unsecured,

6.3 CAPITAL EXPENDITURES. Pledgor will not and will not allow the Corporation to make any new expenditures for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in according with GAAP, including capital lease obligations) other than in the ordinary course of business.

6.4 INVESTMENTS; LINE OF BUSINESS. Pledgor agrees that:

    (a) The Corporation will not hold, make or acquire any investment in any entity or business, except:

        (i) the Corporation may invest in cash and cash equivalents;

        (ii) the Corporation may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

        (iii) the Corporation may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

        (iv) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted; provided that the Corporation may not make any investment in margin stock.

    (b) The Corporation will not make any acquisition of assets other than in the ordinary course of business.

    (c) The Corporation will not enter into any joint venture or partnership agreement or arrangement or any other agreement or arrangement with any entity or other business involving the sharing of profits or joint or coordinated purchasing or distribution.

    (d) The Corporation will not establish, create or acquire any subsidiary.

    (e) The Corporation will not engage in any business other than the business in which it is engaged as of the Closing Date and activities directly related thereto and similar or related businesses.

6.5 CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. Pledgor agrees that:

    (a) The Corporation will not wind up, liquidate or dissolve its affairs or consolidate or merge with or into any other entity;

    (b) The Corporation shall not make any disposition of its assets except:

        (i) dispositions of inventory, or used, worn-out or surplus equipment, in each case in the ordinary course of business of the Corporation; and

        (ii) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment.

6.6 DIVIDENDS. Pledgor agrees that the Corporation will not declare or pay any Dividends. 1.1

6.7 TRANSACTIONS WITH AFFILIATES. Pledgor agrees that the Corporation will not, directly or indirectly, pay any funds to or for the account of, make any investment in, CONTRACT WITH, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction with, any parent or affiliate of the Corporation; PROVIDED, HOWEVER, THAT THE CORPORATION MAY, PURSUANT TO THE DECISION OF ITS BOARD OF DIRECTORS, TRANSFER TO ITS PARENT FUNDS NOT IN EXCESS OF ITS NET INCOME AFTER TAXES. "NET INCOME AFTER TAXES" SHALL BE DETERMINED ON A QUARTERLY BASIS BY THE CORPORATION'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. AT LEAST FIFTEEN (15) DAYS PRIOR TO ANY PROPOSED CASH TRANSFER UNDER THIS SECTION. SHAREHOLDERS SHALL BE PROVIDED WITH WRITTEN NOTICE OF ANY PROPOSED CASH TRANSFER ALONG WITH THE CORPORATION'S FINANCIAL STATEMENT FOR THE QUARTER SUBSTANTIATING THE NET INCOME AFTER TAXES FOR THE QUARTER, AS CERTIFIED BY THE CORPORATION'S CERTIFIED PUBLIC ACCOUNTANT.

6.8 AMENDMENTS OF ORGANIZATIONAL AND OTHER DOCUMENTS. Pledgor agrees that the Corporation will not (i) amend, modify or supplement or consent to any amendment, modification or supplement of its articles or certificate of incorporation, its bylaws, or other applicable organizational documents or any agreements entered into by it with respect to its capital stock or other equity interests that is materially adverse to the Lenders or (ii) enter into any amendment, modification or waiver that is adverse in any respect to the Pledgees to any material contract as in effect on the Closing Date. The Corporation will promptly provide the Pledgees with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

6.9 SALE LEASEBACKS. Pledgor agrees that the Corporation will not, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which the Corporation has sold or transferred or is to sell or transfer to a third person or (ii) which the Corporation intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Corporation to another person in connection with such lease.

6.10 NO ADDITIONAL STOCK. PLEDGOR AGREES THAT THE CORPORATION WILL NOT ISSUE ANY ADDITIONAL CAPITAL STOCK, COMMON OR PREFERRED, ANY CONVERTIBLE SECURITIES, ANY OPTIONS, OR OTHERWISE TAKE ANY ACTION THAT WOULD HAVE THE EFFECT OF DILUTING THE STOCK.

6.11 TERMINATION OF GREG BAUER. PLEDGOR AGREES THAT THE CORPORATION WILL NOT TERMINATE GREG BAUER WITHOUT CAUSE OR PROVIDE GOOD REASON FOR HIS TERMINATION OF EMPLOYMENT WITH THE CORPORATION, THE TERMS "CAUSE" AND “GOOD REASON" HAVING THE MEANINGS ASCRIBED TO THEM UNDER THE EMPLOYMENT AGREEMENT BETWEEN THE CORPORATION AND GREG BAUER BEING TO BE SIGNED WITHIN 30 DAYS OF THIS AGREEMENT.

6.12 DEBT OBLIGATIONS. PLEDGOR AGREES THAT CORPORATION WILL REMAIN CURRENT ON ALL CORPORATE DEBT OBLIGATIONS.

6.13 CASH MANAGEMENT SUBJECT TO THE TERMS OF THIS AGREEMENT, THE CORPORATION’S CASH MANAGEMENT SHALL BE SUBJECT TO THE DISCRETION OF THE CORPORATION’S BOARD OF DIRECTORS; PROVIDED,HOWEVER, THAT ALL CHECKS, PAYMENTS, AND TRANSFERS SHALL REQUIRE THE JOINDER OF GREG BAUER DURING THE TERM OF THIS AGREEMENT.

6.14 INDEPENDENCE OF COVENANTS. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default Event if such action is taken or condition exists.

VII  GENERAL PROVISIONS

7.1 ATTORNEYS' FEES. In the event of any controversy, claim or dispute between the parties to this Agreement, arising out of or relating to this Agreement or the breach of this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs.

7.2 NOTICES. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when mailed by United States or Canada certified or registered mail, sent by facsimile message or by nationally recognized overnight delivery service addressed to the parties below, their successors-in-interest, or their permitted assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid. Any notice shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other parties:

PLEDGEES/PLEDGEHOLDER: MACRO COMMUNICATIONS, INC.
 Suite 150 2160 Satellite Blvd Duluth, Georgia, 30097
Facsimile: 678-648-5094
Attention: Greg Bauer

PLEDGEES/PLEDGEHOLDER: WARREN JACKSON AND BILL JACKSON
Warren Jackson and Bill Jackson c/o Greg Bauer
Suite 150 2160 Satellite Blvd Duluth, Georgia, 30097
Facsimile: 678-648-5094
Attention: Greg Bauer

PLEDGOR: JUPITER GLOBAL HOLDINGS, CORP.
4TH FLOOR 62 West 8th Avenue
Vancouver, BC V5Y 1M7 - Facsimile: 604-682-1824
Attention: Edwin Kwong

7.3 ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the parties, their respective heirs, legal representatives, successor and assigns.

7.4 REMEDIES. None of the remedies provided for in this Agreement is intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

7.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to its conflicts of law principles. Pledgor agrees that any dispute or controversy arising out of this Agreement shall be adjudicated in a court located in Nevada, and hereby submits to the exclusive jurisdiction of the courts of the State of Nevada located in Las Vegas, Nevada.

7.6 ENTIRE AGREEMENT. This Agreement and the documents specifically referred to in this Agreement or required to be delivered pursuant to the terms of this Agreement represent the entire agreement of the parties hereto with respect to the subject matter hereof superseding all prior agreements, understandings, discussions, negotiations and commitments of any kind. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties affected thereby.

7.7 SEVERABILITY. In the event that any provision or any part of any provision of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part hereof.

7.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts, which, taken together constitute one agreement.

PLEDGEES:

MACRO COMMUNICATIONS, INC ,
A Nevada corporation

By:
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PLEDGEHOLDERS:

WARREN JACKSON

BILL JACKSON

PLEDGOR:

JUPITER GLOBAL HOLDINGS, CORP.,
A Nevada corporation

By:
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